EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of May 29, 2020, by and between Unique Logistics Holdings Limited (the “Company”), a Corporation organized and existing under the laws of the State of Delaware (the “Company”), and Sunandan Ray (“Executive”).

RECITALS

A.Employee is knowledgeable with respect to the business of the Company, including the business to be engaged in by the Company following the Company’s acquisition of those certain entities of Unique Logistics Holdings Limited, Hong Kong.

B.Company desires to offer employment to Employee and Employee desires to be employed by Company.

C.Company and Employee agree to enter into an Employment Agreement providing for the term set forth in Section 3 below, with automatic annual one-year renewals thereafter on the terms and conditions herein provided.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will continue to employ Executive for the period beginning, May 29, 2020 (the “Commencement Date”) and ending on December 31, 2022, (the “Initial Term”). The Initial Term shall be automatically renewed for successive consecutive one (1) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to as the “term of employment”) thereafter unless either party sends notice to the other party, not more than 270 days and not less than 180 days before the end of the thenexisting term of employment, of such party’s desire to terminate the Agreement at the end of the thenexisting term, in which case this Agreement will terminate at the end of the thenexisting term. Executive will serve the Company during the term of employment.

ARTICLE II

Duties

2.01

(a)During the term of employment, Executive will:

(i)Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii)Serve as the President/ Chief Executive Officer of the Company; and

(iii)Perform the duties and services consistent with the title and function of such office, including without limitation, those set forth in the bylaws of the Company.

(b)Executive shall serve at the Company’s principal headquarters located in its current offices or those within a twenty (20) mile radius as determined by the Company’s Board of Directors.

(c)Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (ii) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities provided that Executive’s engagement does not result in a violation of his covenants under this Section or Article VI hereof; or (iii) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company reasonably approves of such appointments and Executive’s performance of his duties on such boards does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III

Base Compensation

3.01The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of $250,000 per annum (the “Base”), payable in equal semimonthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. The Base will be increased on January 1 of each year by three percent (3.0%) per annum (which figure shall act as a surrogate for the service cost of living increases) over the thenexisting Base.

3.02Reserved.

3.03Cash Bonus. In addition to the Base, the Company shall pay to the Executive a bonus determined by the relationship between the Company’s annual performance and an annual target performance set each year by mutual agreement between the Company and the Executive as follows:

Target: EBITDA per calendar year.

2020 (pro-rated in case of part year): $ 1.5 million

2021: $ 2.0 million

2022: $ 2.5 million

% of Target	>150%	149-120%	119-100%	99-80%	79-60%	Under 60%
% of Annual Base Salary	125%	100%	75%	60%	30%	0%

3.04Stock Bonus. At the discretion of the Company’s Board of Directors, the Executive will also be eligible for periodic stock incentive bonuses.

ARTICLE IV

Reimbursement and Employment Benefits

4.01Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”), the terms of which are set forth on Schedule 4.01. The Company shall pay all premiums with respect to such Plans. To the extent that such reimbursement is deemed to be includable in Executive’s gross income, the Company shall pay to the Executive the Tax Effect (as defined herein) of such sum (e.g., if the reimbursement is $1000.00, then the Company would pay to the Executive the sum of $666.67, which is $1000 divided by the Tax Effect (assuming a 40% rate), and subtracting the amount reimbursed). “Tax Effect” shall mean the quotient of the amount reimbursed divided by 0.54.

4.02Vacation. Executive shall be entitled to five weeks of vacation and ten personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years. If all such vacation and personal time to which Executive is entitled is not taken by Executive before the termination of this Agreement, Executive shall be entitled to be reimbursed upon termination (for any reason) for such lost time in accordance with the Base then in effect.

4.03PerformanceEnhancing Items. Executive shall be entitled to receive from the Company (a) an annual car allowance up to $18,000 per annum, and (b) reimbursement by the Company for home office expenses including without limitation the purchase and maintenance of a home computer with linkup facilities to the Company, a home facsimile, printer and scanner, interconnection of two telephone or cable connections to the Internet, laptop computer, portable mobile phone, together with any charges for the use thereof. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.04Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out of pocket expenses actually incurred by him in the conduct of the business of the Company including business class air travel for flights of 4 hours or more, quality hotels and rental cars, entertainment and similar executive expenditures provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.05Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans. To the extent permissible by law, the Company shall match in cash fifty percent (50%) of all of Executive’s contributions to such plan or plans. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.06Life Insurance. The Company shall pay all premiums for Executive to receive on his life (a) term life insurance premiums paid by Executive on his own life, provided that the life insurance proceeds do not exceed 250% of Executive’s previous year’s Base and Bonus and (b) split dollar life insurance in the face amount of $1,000,000, it being understood that Executive may designate the beneficiary (or beneficiaries) of such policies. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.07Directors and Officers Liability Insurance. The Company will provide liability insurance coverage protecting Executive and his estate, to the extent permitted by law against suits by fellow employees, shareholders and third parties and criminal and regulatory investigations arising out of any alleged act or omission occurring with the course and scope of Executive’s employment with the Company. Such insurance will be in an amount not less than two million dollars.

4.08Financial Planning. The Company shall reimburse Executive for all legal, and accounting costs, fees, and expenses incurred each year by Executive in connection with (a) income tax preparation and (b) estate planning, provided that the aggregate annual expenses to be reimbursed shall not exceed Ten Thousand Dollars ($10,000.00). To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

4.09.Disability Insurance. The Company shall pay all premiums for Executive’s disability insurance. The premiums for the disability insurance shall be paid by the Company. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income, then the Company shall, on or before June 1 of the year after the payment is made, pay the Tax Effect thereof to the Executive.

ARTICLE V

Termination

5.01This Agreement may be terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.02, (b) the Executive’s termination pursuant to section 5.03 or (c) the Executive’s death.

5.02By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a)Disability. Upon the Executive’s Disability (as defined herein). Disability” shall mean Executive’s inability to perform his duties as an employee despite all reasonable accommodations having been provided due to a medically determinable physical illness or injury. In the event the Company believes the Executive suffers from Disability, then the Company shall provide the opinions of two (2) board certified physicians, each certified in a specialty relevant to the disability and shall provide such opinions to the Executive or his representative at least 90 days prior to sending notice of termination based upon Disability.

(b)Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i)Any ongoing and willful violation by Executive of any material provision of this Agreement (including without limitation Sections 6.01 and 6.02 hereof) causing demonstrable and serious injury to the Company, upon written notice of the same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach.

(ii)Embezzlement by Executive of funds or property of the Company;

(iii)Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company causing demonstrable and serious injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; or

(iv)A felony conviction of Executive under the laws of the United States or any state (except for any conviction based on a vicarious liability theory and not the actual conduct of the Executive) that relates to the Executive’s duties or responsibilities in connection with this Employment Agreement .

Upon a termination for Cause, the Company shall pay Executive his Base and benefits including vacation pay through the date of termination of employment; but Executive shall not receive severance under this Agreement upon termination for Cause.

5.03By the Executive. This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a)Change in Control. Upon the occurrence of a “Change in Control” (as defined herein) of the Company. The term “Change in Control” shall mean any of the following: (i) a replacement of more than one half of the Board of Directors of the Company, (ii) a sale of more than one half of the voting securities of the Company (or the entity ultimately owning or controlling such Company) or the sale or exchange of all or substantially all of the assets of either such Company, (iii) a merger or consolidation involving either such entity where the entity is not the survivor in such merger or consolidation (or the entity ultimately owning or controlling such entity), (iv) a liquidation, winding up, or dissolution of either such entity or (v) an assignment for the benefit of creditors, foreclosure sale, voluntary filing of a petition under the Bankruptcy Reform Act of 1978, or an involuntary filing under such act which filing is not stayed or dismissed within 45 days of filing.

(b)Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following:

(i)Any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03;

(ii)A substantial and continued reduction in the level of support, services, staff, secretarial resources, office space, and accoutrements below that which is reasonably necessary for the performance of Executive’s duties hereunder, consistent with that of other key executive employees.

5.04Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination for Cause, the Executive shall be entitled to (a) a payment equal to the greater of (i) two years’ worth of the thenexisting Base and the last year’s Bonus (the “Severance”) and (b) retain the benefits set forth in Article IV for the balance of the term. If the Severance is equal to the amount set forth in clause (ii), the Company shall also pay to Executive in a timely fashion any excise and other penalties and taxes as a result of section 280G of the Internal Revenue Code of 1986 as amended (or such replacement or successor provision and applicable state law counterpart). The Severance shall be paid, at Executive’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made (except in the case of the Bonus which shall be payable in a lump sum between January 1 and January 10 of each year).

ARTICLE VI

Covenants

6.01Executive shall treat as confidential and keep secret designated confidential information of the Company and shall not at any time during the term of employment, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any confidential information obtained by him in the course of his employment hereunder. provided, however, that confidential information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive) or any non-proprietary information.

6.02All records, papers, and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.03Following the termination of Executive’s employment hereunder for any reason except for those set forth in section 5.03 in which event this section is inapplicable, Executive shall not for a period of twelve (12) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers).

6.04If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.05Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement might cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement might be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company may seek available remedies, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.06The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

ARTICLE VII

Assignment

7.01This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, including, without limitation, the Original Employment Agreement. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law. Miscellaneous

9.01This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions brought to interpret or enforce this Agreement shall be brought in courts located in New York County.

9.02The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.03No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.04The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.05This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.06The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company: UNIQUE LOGISTICS HOLDINGS, INC. By: /s/ Sunandan Ray Name: Sunandan Ray Title: Chief Executive Agreement Executive: ____________________________________ Sunandan Ray